13G

CUSIP No. 903318103	Page 11 of 11 Pages

Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Units of USD Partners L.P. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: November 17, 2015

Cogent Energy Solutions, LLC

By:	/s/ Randall D. Balhorn
Randall D. Balhorn, Member and Manager

/s/ Randall D. Balhorn
Randall D. Balhorn

/s/ Steven Magness
Steven Magness